Exhibit 10.2

Summary of Unwritten Employment Arrangement with John Rice

On August 8, 2017, Sigma Labs, Inc., a Nevada corporation (the "Company"), entered into an “at will” unwritten employment arrangement with John Rice, effective as of August 1, 2017, pursuant to which Mr. Rice serves as the Company's interim Chief Executive Officer and interim principal executive officer. Under the employment arrangement, Mr. Rice is entitled to receive a monthly salary of $9,000, and he is eligible to receive medical and dental benefits, life insurance, and long term and short term disability coverage. Further, Mr. Rice is eligible under his employment arrangement to participate in the Company’s 2013 Equity Incentive Plan, with equity compensation to Mr. Rice to be determined by the Company's Compensation Committee at a later date.